Exhibit 99.1

Medbox Announces Settlement

In Connection with Class Action and Derivative Lawsuits

(LOS ANGELES, CA, October 22, 2015) – Medbox, Inc. (OTCQB: MDBX), a leading cannabis company focused on quality products, compliance, operational excellence and continuous innovation, today announced it has reached agreement in principle for a global settlement with pending class action and derivative plaintiffs who filed lawsuits against the company, certain current and prior directors and executives and others, regarding financial results for the fiscal years ended December 31, 2012 and 2013, each of the interim quarters for those years and the first three quarters of fiscal 2014, along with other matters.

“We entered into a global settlement to avoid the costs, risks and uncertainties inherent in litigation,” said Jeff Goh, Medbox President and interim Chief Executive Officer, who recently also became a member of the Medbox Board of Directors.

Medbox said the settlement, which provides for the release and dismissal of all asserted claims, is contingent on final court approval in the derivative and class cases, and is not expected to have a material adverse effect on the company’s financial position or results of operations.

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, attaining final court approval of the settlement, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

investor@pondel.com